Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Investors: Elizabeth Corse	Media: Carter Cromley
(703) 667-6984	(703) 667-6000
elizabeth.corse@savvis.net	carter.cromley@savvis.net

Reuters and SAVVIS Extend and Expand Relationship with New Contract

Three-year Contract Allows Reuters to Leverage SAVVIS IT Services Across Its Enterprise

ST. LOUIS, MO – May 25, 2005 — SAVVIS, Inc. [NASDAQ: SVVS] announced today that it has signed a new three-year contract with Reuters Limited to continue to provide network delivery of Reuters market data services worldwide and to create the opportunity for SAVVIS to provide additional services. Under the new agreement, SAVVIS has been named an approved vendor to deliver network infrastructure to support a wide range of Reuters products and services, and will offer several new classes of service.

Barry Woodward, Global Head of Networking at Reuters said, ”We have had a very good relationship with SAVVIS for several years and we have been impressed by the high quality of network services they provide in support of our customers. We are pleased to have the ability to expand and extend our relationship to leverage the reliability, scalability, and cost-effectiveness that SAVVIS solutions offer.”

SAVVIS Chairman and CEO Rob McCormick commented, “Since 1999, SAVVIS’ networking services have powered the most demanding financial services applications with a combination of “Five 9’s” reliability, real-time performance, and end-to-end security. We are delighted to have the opportunity to expand our relationship with Reuters, one of that industry’s most respected and recognized information companies for the financial services, media, and corporate markets. We look forward to continue to work with Reuters, providing the high-quality service and innovative solutions for which SAVVIS is known.”

The new contract with Reuters, which is effective May 1, 2005, names SAVVIS as an approved vendor to deliver network infrastructure for a broad range of Reuters products and services globally. Under the previous agreement between the two companies, SAVVIS provided services only for those Reuters products based on former Bridge Information Systems architecture. The new agreement confirms SAVVIS as provider of choice for Reuters’ Contributions and Collections network. Reuters is currently SAVVIS’ largest customer. Under the new agreement, Reuters has no minimum revenue commitment, but SAVVIS’ financial outlook for 2005 is for Reuters and Telerate, its two largest customers, together to contribute 13-15% of the company’s total revenue.

Reuters and SAVVIS Expand Relationship

May 25, 2005

SAVVIS has extensive experience serving the information technology needs of the financial services industry. SAVVIS’ financial extranet, known as The Network That Powers Wall StreetSM, provides network connectivity for a community of thousands of financial institutions for real-time market data, electronic trading, voice, video, VPN, and Internet. SAVVIS’ IT infrastructure services offer financial companies the hosting, network, utility computing, security, and professional services they need to run their IT operations more effectively and at lower cost.

About Reuters

Reuters (http://www.reuters.com), the global information company, provides indispensable information tailored for professionals in the financial services, media and corporate markets. Its trusted information drives decision making across the globe based on a reputation for speed, accuracy and independence. Reuters has 14,500 staff in 91 countries. This includes 2,300 editorial staff in 196 bureaux serving 129 countries, making Reuters the world’s largest international multimedia news agency. In 2004, Reuters Group revenues were 2.9 billion pounds Sterling.

Reuters and the sphere logo are the trade-marks of the Reuters group of companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2004, and all subsequent filings. Those risk factors include, but are not limited to, variability in pricing for SAVVIS’ products, highly competitive markets, and rapid evolution of technology. The forward-looking statements contained in this document speak only as of the date of publication, May 25, 2005, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global IT utility services provider that focuses exclusively on IT solutions for businesses. With an IT services platform that extends to 47 countries, SAVVIS has over 5,000 enterprise customers and leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and 24 data centers, and automated management and provisioning systems. For more information about SAVVIS, visit: http://www.savvis.net.

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